Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 333-228989) of Bank First National Corporation of our report dated June 27, 2019 relating to the financial statements and schedule of the Bank First National Retirement Plan included in this Annual Report (Form 11-K).

/s/ Reilly, Penner & Benton LLP

Reilly, Penner & Benton LLP
Milwaukee, Wisconsin
June 27, 2019